Exhibit 99.2

Trex Company, Inc.

Third Quarter 2022 Earnings Conference Call

Monday, October 31, 2022, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Bryan Fairbanks - President and Chief Executive Officer

Dennis Schemm - Senior Vice President and Chief Financial Officer

Amy Fernandez - Vice President, General Counsel

Viktoriia Nakhla - Investor Relations

PRESENTATION

Operator

Good afternoon, and welcome to the Trex Company Third Quarter 2022 Earnings Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your telephone keypad, to withdraw your question, please press “*” then “2.” Please note, this event is being recorded.

I would now like to turn the call over to Viktoriia Nakhla. Please go ahead.

Viktoriia Nakhla

Thank you all for joining us today. With us on the call are Bryan Fairbanks, President and Chief Executive Officer and Dennis Schemm, Senior Vice President and Chief Financial Officer. Joining Bryan and Dennis is Amy Fernandez, Vice President, General Counsel as well as other members of Trex management.

The company issued a press release today after market close, containing financial results for the third quarter 2022. This release is available on the company’s website. This conference call is also being webcast and available on the investor relations page of the company’s website for 30 days.

I would now like to turn the call over to Amy Fernandez. Amy.

Amy Fernandez

Thank you, Viktoriia. Before we begin, let me remind everyone that statements on this call regarding the company’s expected future performance and conditions constitute forward-looking statements within the meaning of Federal Securities Laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Q as well as our 1933 and other 1934 Act filings with the SEC.

Additionally, non-GAAP financial measures will be referenced in this call. A reconciliation of these measures to the comparable GAAP financial measure can be found in our earnings press release at trex.com. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

With that introduction, I will turn the call over to Bryan Fairbanks.

Bryan Fairbanks

Thank you, Amy, and good evening. Thank you for joining us today to review our performance through the third quarter ‘22 and discuss our business outlook. Third quarter results were in line with the expectations signaled last quarter. While consumer sell-through demand remained at healthy levels, our distribution and dealer partners used the quarter to service demand requirements primarily through inventory drawdown’s rather than reorders. Our internal data and market intelligence gives us confidence that the inventory recalibration will be completed by the end of ‘22.

Trex Company, Inc.

Monday, October 31, 2022, 5:00 PM Eastern

During this period of inventory destocking, we took measures to align our cost structure with the current demand by decreasing production levels, rightsizing our employee base and focusing on cost efficiency programs. Concurrently, we retained our most experienced manufacturing talent, enabling us to efficiently ramp up production as demand rebounds. In addition, we refocused our efforts on production improvements, that we were less able to pursue while operating at full capacity. We believe these initiatives will allow us to navigate effectively through the current macroeconomic environment, and lay the groundwork for enhanced profitability when growth resumes.

Despite rising interest rates, we continue to see healthy consumer demand. As the market leader in our category, we are confident in our ability to operate in this environment from a position of strength. Our tie to the repair and remodel sector makes us more resilient than many other sectors.

Homeowners priced out of moving tend to invest in their existing homes with their existing lower rate mortgages and pursue renovations, especially those that add long-term value like a Trex deck. Further, the average age of housing stock in the US is approximately 40 years old, driving further remodeling spend. The great majority of Trex buyers are financially stable and are cash buyers who will be less impacted by higher interest rates and inflation. All of these items support continued repair and remodel spend for Trex decking.

With our solid financial position, we continue to invest in branding and product innovation to enhance Trex’s ability to drive consumer demand for environmentally friendly outdoor living products.

Recall, we launched our new Trex Transcend Lineage product late in Q2, and it has been favorably received in the market. The new decking line features refined aesthetics and trend-forward colors with heat mitigating technology, and like all Trex decking, is made from 95% recycled and reclaimed content. We plan on further product introductions in 2023.

Our integrated marketing campaign launched in early 2022 continues to highlight how Trex homeowners transform their outdoor dream ideas into reality with continually refreshed social, digital and online content amplified by media, retail, strategic partnerships and more. Likewise, we continue to support long-term growth by expanding our industry-leading distribution network. In September and October, we partnered with two additional distribution locations in Texas, enabling us to service and expand the availability of Trex outdoor living products in one of the fastest growing markets.

Our distributor network has a well earned reputation for providing outstanding service to their customers through the best distributor sales representatives and management in the industry. Distributors prefer to work with Trex because we produce the highest quality products, manufactured with superior engineering, and offered at competitive price points, while leading our category in sustainability and environmental standards. With our selective and long-standing channel relationships, we collectively offer the most relevant products and service levels to our customers every day.

During the third quarter, we continued to generate free cash flow, invested in our operations, repurchase shares of our outstanding common stock and continued our manufacturing expansion in Arkansas. The modular development approach for this third manufacturing facility is calibrated to demand trends for our Trex decking products.

Trex Company, Inc.

Monday, October 31, 2022, 5:00 PM Eastern

Arkansas remains a key aspect of our growth strategy, due to its strategic advantages, including increased proximity to central raw materials, a strong pool of qualified and skilled labor, adjacency to major transportation hubs and is situated near key growth markets for wood conversion. When this plant comes online, Trex will have unmatched geographical coverage with East Coast, West Coast and Central region sites that serve our customers. The facility will also support our long-term growth opportunities in the international and cladding markets.

Now, I will turn the call over to Dennis to provide a more detailed view of our financial performance. Dennis?

Dennis Schemm

Thank you, Bryan, and good afternoon to everyone. I will discuss Trex’s third quarter results and year-to-date performance, reaffirm our financial outlook for the fourth quarter and provide annual guidance for 2022.

Third quarter 2022 net sales were $188 million, in line with our guidance last quarter, reflecting an inventory recalibration by our distributors and dealers, as they met demand partially through inventory drawdowns rather than reordering product. Trex Residential net sales were $178 million compared to $319 million in the same quarter last year. As previously communicated, between the third quarter of 2021 and the second quarter of this year, the channel built approximately $200 million of inventory due to the expectations for volume growth in 2022.

As noted in our prior call, sell-through was roughly flat year-on-year through the second quarter. In the back half of this year, we anticipate this inventory will be consumed, as the channel reestablishes new inventory targets reflective of the current macroeconomic concerns, and expect our channel will enter the next calendar year with lower inventories than in 2021. Inventories have declined in line with our expectations.

Consolidated gross margin was 24.5% in the third quarter 2022, compared to 38.2% in the year ago quarter. The decrease is primarily due to lower production levels at Trex Residential, resulting from our distribution and dealer inventory recalibration.

Selling, general and administrative expenses were $27 million, or 14.2% of net sales, compared to $34 million, or 10.1% of net sales, in the 2021 quarter. SG&A in the third quarter 2022 included a $1.2 million severance charge for employee reductions. The decrease in SG&A primarily related to a decrease in company incentive costs, partially offset by an increase in marketing and branding spend and the severance charge.

Net income for the third quarter 2022 was $14 million, or $0.13 per diluted share, compared to $74 million, or $0.64 per diluted share, in the third quarter 2021. Excluding the severance charge in the third quarter of 2022, net income was $15 million, or $0.14 per share. Third quarter 2022 EBITDA was $31 million, and EBITDA margin was 16.4%, consistent with our expectations. Excluding the severance charge, EBITDA margin was 17%.

During the third quarter 2022, we repurchased 1.7 million shares of our outstanding common stock totaling $100 million, and have 2.6 million shares remaining as of the end of the quarter that may be repurchased under the program.

Now briefly summarizing year-to-date results. Consolidated net sales were $914 million, up from $893 million reported in the year ago period. Trex Residential net sales increased 3% to $879 million, with Trex Commercial contributing $35 million.

Trex Company, Inc.

Monday, October 31, 2022, 5:00 PM Eastern

SG&A was $106 million year-to-date 2022, or 11.6% of net sales, compared to $103 million, or 11.5% of net sales, for the prior year period. In contrast, for 2023, we expect SG&A will increase as a percentage of net sales due to increased branding spend to support sales volumes. We also expect to return to a more normalized management incentive expense.

Net income for the nine-month period was $174 million, or $1.55 per diluted share, compared to $184 million, or $1.59 per diluted share. EBITDA year-to-date was $265 million resulting in an EBITDA margin of 29%, compared to EBITDA of $271 million and EBITDA margin of 30.3% during the same period in the prior year.

From a cash flow perspective, we generated cash from operations of $244 million year-to-date. We invested $108 million in CAPEX, primarily related to cost reduction initiatives and other investments back into the core, the new Arkansas manufacturing facility and our new corporate headquarters.

As we turn to the outlook, we reaffirm our Q4, 2022 guidance for net sales of $180 million to $190 million, and EBITDA margin of 22% to 25%. The significant sequential increase in the EBITDA margin reflects our decisive actions to right size our cost base, including employee and production optimization and supply chain improvements. We believe the channel inventory drawdown will be substantially completed by year-end and that the channel inventory will then be in line to start the 2023 season.

Now, turning to our 2022 annual guidance. We are seeing the following:

•	EBITDA margin of 27% to 29%,

•	SG&A in the range of 12% to 13% of net sales,

•	An effective tax rate of approximately 25%, and

•	Depreciation in the range of $40 million to $45 million.

Capital expenditure guidance remains in the range of $170 million to $180 million, as we continue to build out our Arkansas facility at a measured pace. This development is modular and calibrated to demand trends for Trex Residential outdoor living products.

With that, I’ll now turn the call back to Bryan.

Bryan Fairbanks

Thank you, Dennis. For more than 30 years, Trex has invented, reinvented and defined the composite decking and outdoor living category. Trex entered this period of uncertainty in its strongest competitive and economic position. As a leader in a growing market, we are confident that Trex is well positioned to effectively navigate economic challenges.

Our strategy remains focused on converting consumers to the performance advantages of composites over wood, while continuing to operate in a sustainable and socially responsible manner. We are poised to take advantage of long-term growth opportunities supported by our people, channel partners, the industry-leading brand, market-leading products, low-cost manufacturing and relentless focus on efficiency.

Operator, please open the call to questions.

Trex Company, Inc.

Monday, October 31, 2022, 5:00 PM Eastern

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question and answer session. To ask a question, you may press “*” then “1” on your telephone keypad. If you are using a speaker phone, please pick up your handset before pressing the keys. If, at any time, your question has been addressed, and you would like to withdraw your question, please press “*” then “2.” Please limit yourself to one question and one follow up. At this time, we will pause momentarily to assemble a roster.

Today’s first question comes from Ryan Merkel with William Blair. Please go ahead.

Ryan Merkel

Hi guys. Thanks for taking my questions.

Bryan Fairbanks

Hi Ryan.

Ryan Merkel

Good afternoon. So Bryan, can you comment on sell-through in the quarter and what you expect for the fourth quarter? And really what I’m driving at is, are you seeing consumer demand slowing here?

Bryan Fairbanks

We were pleased with the demand that we saw in the third quarter. This year, it did reduce the inventories to the extent that we had expected. We’re seeing it continue into the fourth quarter. Now, recall, in the fourth quarter, sequentially, normally, you will see demand fall off. So we are seeing that fall off related to the seasonal part of our business, but it’s still in line with the expectations that we had when we provided guidance at the end of the second quarter.

Ryan Merkel

Okay. So is the read that sell-through is flattish, slightly up?

Bryan Fairbanks

Yes, sell-through is flattish.

Ryan Merkel

Okay. And then gross margin is a big question for everyone in ‘23. I’m not looking for guidance per se, but any puts and takes you could call out for us to help with modeling?

Dennis Schemm

Yes. So I think Q4 is going to be your best proxy as for a starting point for us. The margins that we see there will be a nice guide. And then from there, we would layer on performance improvements as Bryan talked about, we’re continuing to work on investing back into the core with CAPEX investments. We have continuous improvement -investments, as well, being made. And then finally, there is some moderating of inflation that we would expect to see as well.

Ryan Merkel

Got it. So roughly 32% gross margin 4Q you think you can lift from there based on some of the cost out initiatives?

Trex Company, Inc.

Monday, October 31, 2022, 5:00 PM Eastern

Dennis Schemm

From Q4, roughly speaking, right, when you’re back into it, we’re projecting around 33%, right. So above that, yes, you would have a couple of basis points higher. I’m not going to give the guidance right now, because we’ll give guidance in Q4, but you would expect to see improvement over that 33%.

Ryan Merkel

Perfect. Thank you.

Operator

The next question comes from Joe Ahlersmeyer with Deutsche Bank. Please go ahead.

Joe Ahlersmeyer

Yes, good evening guys. Thanks for taking the question.

Bryan Fairbanks

Good evening.

Joe Ahlersmeyer

Yes. Maybe if you could just split out, I guess, you don’t even need to split out the volume. But just looking at what pricing may have been year-over-year in the third quarter, did you see any impact as you were destocking the channel?

Dennis Schemm

We saw about 8% price year-over-year in the quarter in the third quarter. And so, year-to-date, we’re around 16% price. And price continues to hold up very, very well.

Joe Ahlersmeyer

Okay, great. And then just on production levels, obviously, you slowed those in 3Q, and we saw the unabsorbed cost in the margin. I know you are giving guidance on the gross margin for the fourth quarter. Does that imply that production is closer to normal levels going into next year just given where you see the channel inventory at or are you still going to be running below where you might have otherwise been?

Bryan Fairbanks

So the strategy that we’ve taken on with production is, we do not want to whipsaw our operations with large decreases and then large increases. We do expect our net sales will be well above where we are in the back half of this year as we move into the first couple of quarters of next year. So we are producing at a level where we are building inventory. You’ll see that’s on our balance sheet. That’ll continue in the fourth quarter. If you go back to historical years with Trex, you would see Trex begin to build inventory in the third quarter, fourth quarter and first quarter, you would see those inventories peak and then decline through the busy season. So we’re getting back to that historical balance of working capital usage at the end of the year and the first quarter. So to Dennis’ comment where the fourth quarter continued improvement in gross margin, we will continue to run at those levels as we move into at least the start of next year, probably through the first quarter, but we have the ability to ramp up, or if we saw the economy going the other way, we could pull back on that as well.

Joe Ahlersmeyer

Alright, thanks a lot.

Operator

The next question comes from Stanley Elliott with Stifel. Please go ahead.

Trex Company, Inc.

Monday, October 31, 2022, 5:00 PM Eastern

Stanley Elliott

Hi Bryan, Dennis. Thank you guys for taking the question. There’s a huge discrepancy right now in some of The Street estimates for ‘23 from a top line perspective. I don’t want guidance necessarily. But when you think about kind of the $1.1 billion-ish that we’re going to do this year and then we can make around assumptions, whether it’s down 5 or up 5, whatever, the thought process would be to add back you know, roughly the $200 million of destocking this year to get whatever the numbers would be. That’s a fair way to think about it?

Bryan Fairbanks

The way we’re thinking about it, I’m going to go back to the comments that I made in the prior question about what we’re producing too. The levels we’re producing to right now support about $1 billion for next year. Now, as I mentioned also with that, this is very important, that is not guidance for next year. We have the ability to ramp up our production to be able to meet higher levels. We also have the ability to pull back if necessary. But right now, that’s what we’re producing to. So we’re making sure that we keep the flexibility, so that whatever the market throws at us, we’ll be able to effectively and efficiently be there for our customers.

Stanley Elliott

Perfect. And then I guess you have 2.6 million or 2.7 million shares left on the authorization use of credit line. How are you all thinking about leverage kind of over the next six months, near-term horizon, given where the stock is today?

Dennis Schemm

Yes. So that’s a great question. I mean, all along, we’ve always run a very, very conservative balance sheet. I would expect that to continue into the future. No changes there. We’ll continue to be prioritizing capital for investments back into the core and share repurchases, but we’re going to continue to be extremely opportunistic on those share repurchases as well. So to answer your specific question on leverage, I would not see us venture higher than 2.5 times.

Stanley Elliott

Great guys. Thanks very much, and best of luck.

Operator

The next question comes from John Lovallo with UBS. Please go ahead.

Spencer Kaufman

Hi guys, good afternoon. This is actually Spencer Kaufman on for John. Thank you for the questions. Maybe on the first one, and I know, Bryan, you sort of touched on this in your prepared remarks, but you guys pretty much did exactly what you said you would do on last quarter’s call. The one thing it did stand out was the SG&A on a dollar basis at a little under $26 million. Are there any concerns about ripping costs out too quickly here? And how are you positioned if demand does pick back up?

Dennis Schemm

Yes. So I think we’re positioned extremely well if demand does pick up. So the primary drop that you’re seeing in SG&A in this quarter was the employee incentives. So this would include commissions, as well as, our annual incentive programs. That was the primary drop. We are continuing, though, to invest very, very strongly in branding, marketing and R&D. There’s no change there, and to invest in our sales force to win.

Trex Company, Inc.

Monday, October 31, 2022, 5:00 PM Eastern

Spencer Kaufman

Okay. That makes sense. And when you guys printed your second quarter results, just given the rapidly changing environment and the destock, you sort of outlined how you’re thinking about the next two quarters. You reaffirmed your guide for 4Q. But I think it would be really helpful to sort of hear how you guys are thinking about 1Q and the pre-buy here. If you look back historically in sort of a pre-COVID world, 1Q sales could jump up rather meaningfully greater than 50% quarter-over-quarter. So maybe just directionally here, how are you guys thinking about that?

Bryan Fairbanks

Yes, if we look at next year, we’ve been able to balance where our production is to be able to serve the marketplace. What normally happened in the first quarter is, you have your distributors and dealers build inventory to be able to service the busy part of the season. We fully expect that to happen next year. What I think will happen to a lesser degree is closer to the consumer. I expect the dealers may build less inventory as they’re closer to that consumer, and they will have more questions, which means they will need to buy more through distribution to be able to serve it. So it’s really just a change in which part of the channel that we’ll be shipping more product to at the end of the day. So the underlying dynamics of the first quarter won’t change all that much. We have to build inventory, but where it gets built may shift a little bit.

Spencer Kaufman

Okay, that makes sense. Thanks guys.

Operator

The next question comes from Tim Wojs with Baird. Please go ahead.

Tim Wojs

Yes, hi guys. Good afternoon. Maybe just on that point, Bryan, I mean based on your conversations with your distributors, what would get them more excited about maybe building more inventory? And maybe what would get them to maybe take more of a wait and see approach as the season develops, especially with the lead times and the industry coming down over the last few quarters?

Bryan Fairbanks

Our distributors are committed to making sure they have the right inventory to be able to service the marketplace. While lead times are much shorter right now, we have already talked to our distribution channels and let them know that lead times will not be staying at that level. It will push out probably to three weeks. Three to four weeks are appropriate level to run lead time, so that appropriate inventories are in the channel.

Tim Wojs

Okay. That makes sense. And then I guess just on Little Rock, I mean, as you think about ‘23, I mean, are there any sort of start-up costs or overhead or D&A or just things like that, that we should just kind of consider from a margin perspective?

Dennis Schemm

Yes, we will be continuing to invest capital dollars there. So there’s not going to be any depreciation moving through. There’s not going to be any start-up expenses coming through. It’s a little too early.

Trex Company, Inc.

Monday, October 31, 2022, 5:00 PM Eastern

Tim Wojs

Okay, got it. Thanks guys, I appreciate it.

Operator

The next question comes from Jeff Stevenson with Loop Capital. Please go ahead.

Jeff Stevenson

Hi, thanks for taking my questions today.

Bryan Fairbanks

Hi, Jeff. How you’re doing?

Jeff Stevenson

Hi, doing good. Has there been any change in retail inventory levels? We’ve heard of some destocking in other building product categories. I wondered if you’ve seen any as well or whether the retail channel inventory levels continue to be more in line with manufacturers?

Bryan Fairbanks

Are you referring to DIY specifically or all retail?

Jeff Stevenson

Yes, DIY specifically.

Bryan Fairbanks

The DIY, there never really was an issue with inventory for the Trex Company. We manage that inventory on a VMI basis. We ship into their distribution centers. And then from there, we record revenue when it moves out of the distribution center. And because we manage that inventory, we’re getting them what they need when they need it. So we didn’t see any inventory issues there, and I don’t expect to see any inventory issues there.

Jeff Stevenson

Okay. Great. And have you seen any change in mix from a trade down as sell-through demand has kind of progressed through the third quarter? Do you expect kind of overall mix to remain relatively in line as we move through the back half of the year?

Bryan Fairbanks

We haven’t seen any material shift in mix. We continue to see those customers that want the highest performance and best aesthetics going with our Transcend product line. But over time, and this has happened over the past couple of years, we have seen mix shift towards the Enhance product line. That was part of the strategy of launching that product to be going up against wood. So we have to bring those customers in as we convert from wood, and they will come in at that Enhance product line. So over the longer term, we will see some of that shift, but we will make sure that we continue to have the premium products that drive that higher end customer to Trex.

Jeff Stevenson

Okay, great. Thank you.

Operator

The next question comes from Trey Grooms with Stephens. Please go ahead.

Trex Company, Inc.

Monday, October 31, 2022, 5:00 PM Eastern

Trey Grooms

Hi good afternoon.

Bryan Fairbanks

Hi Trey.

Trey Grooms

So first question, Bryan mentioned the recalibration with the channel inventory will be completed by the end of ‘22, which is great. But as we think about it, just, I guess, from a comp standpoint in 1Q, can you remind us how much above normal inventory may have taken place in 1Q ‘22 just as we kind of think about looking into next year and the year-over-year comp?

Dennis Schemm

So we talked about in the prior year, like December 31, 2021, we had that historic info of $100 million. Then during the first half of 2022, we built another $100 million of inventory. So a total of $200 million was pretty much in the channel by the end of the second quarter of 2022.

Trey Grooms

Okay. And of that $100 million, I’m guessing that given that a lot of sell-through happens in 2Q, maybe the bulk of it happened in 1Q, is that fair?

Bryan Fairbanks

Up two thirds, one third probably from that perspective.

Trey Grooms

Okay. Perfect. That’s super helpful, thank you. And then, with the rightsizing that has taken place, you mentioned $40 million to $45 million of savings. First half, where are you in that process, it sounds like you’re going to be largely through it soon. But where are you in the process?

And then secondly, maybe looking out a little bit further, how are you thinking about the incremental margin opportunity as we see sales improve? I think you used to look for a target of… the most recent one was kind of 35% to 40% incremental long term. Are those still good targets?

Bryan Fairbanks

I think when you look at the long term of this organization, we are a highly focused organization when it comes to both our gross margin, as well as, incremental EBITDA margins as we move forward. Long term, you can expect to see us working to improve that margin. We know where we were at the end of the second quarter of this year, and we’ll have targets to get back there again.

Trey Grooms

Okay. And the $40 million to $45 million in savings, where are you on that…in that process?

Dennis Schemm

I think the best way to look at this, Trey, is take that Q4 guide that we’ve just talked about here, we’re roughly speaking going to be at that 33% gross margin. And then we’re going to continue to build upon that through continuous improvement. We’re going to be investing back into the business with CAPEX projects as well. We’ve got the best employees now working on these lines, right? These are long-term well-seasoned employees with the right technical skills. We’re running these lines better than we ever have. And so, all those are going to combine, along with some moderation in inflation, to help us improve the margin set.

Trex Company, Inc.

Monday, October 31, 2022, 5:00 PM Eastern

Bryan Fairbanks

Yes. It sounds like we’re trying to be a little bit conservative right now. We are, and that’s our characteristics as a management team. As we get through the rest of this quarter and early into next year, we’ll have much better visibility to what raw materials look like, what the economy looks like. And we’ll give everybody a much clearer update at that point.

Trey Grooms

Yes, understood. Make sense. Thanks guys, appreciate it.

Operator

The next question comes from Reuben Garner with The Benchmark Company. Please go ahead.

Reuben Garner

Thanks, good evening everybody. First, not to harp on the inventory in the channel, but I think, Dennis, you mentioned that it was lower than the 2021 levels. Is there any way you can kind of put that into some perspective for us on how that might have looked relative to pre-2020 levels? If I recall that the 2021 period was historically low, but I just want to make sure I have that accurate.

Bryan Fairbanks

Yes, I think the comparison isn’t particularly relevant because the market has shifted. The sell-through, as we said, is roughly flat versus last year. As an organization, we are very satisfied where we see that inventory getting to by the end of the year. When you’re in a growing organization, you’d expect that inventory to increase. So in total, the number is going to be higher at least than probably where we were in 2020. But as Dennis mentioned, we should be around that ‘21 level as we get through the end of this year.

Reuben Garner

And then congrats on picking up a couple more channel partners in the quarter. Any, I guess, thoughts there on any potential larger opportunities, whether it’s here in the US or internationally, I know you guys were running pretty tight on product for a few years. Is it something where you could make a big splash at some point or is it more likely that you’ll maybe pick up a regional or local player here and there, and that’s kind of how you’ll kind of regain some share opportunity?

Bryan Fairbanks

Yes. We’ve got about 50% market share within the industry. So there’s 50% of it that we don’t have out there. There’s a lot of opportunity for the Trex Company. We’ll do it by hitting a lot of singles and maybe a double here and there. There may be an opportunity for more along the way. But we do see opportunities in the marketplace.

Reuben Garner

Perfect, thanks guys. Good luck on to the rest of the year.

Operator

The next question comes from Alex Rygiel with B. Riley FBR. Please go ahead.

Trex Company, Inc.

Monday, October 31, 2022, 5:00 PM Eastern

Alex Rygiel

Thank you. Could you talk a little bit about the cadence of price in 2023? And maybe to address and talk about when the price increase was in 2022?

Dennis Schemm

Yes. The last price increase that we had of any significance was January 2022. We had a small one in the first quarter, but it was very, very small. And we’re really not expecting any need for further price increase in 2023.

Alex Rygiel

That is helpful. And then any comment on website traffic? Is it telling you anything interesting at this point or is it somewhat useless at the moment?

Bryan Fairbanks

I don’t know that it’s useless. We are seeing it down on a year-over-year basis. And given the general strength of the consumer over the past couple of years, that’s not a huge surprise to us. We are seeing some increasing strength in our decks.com, which shows us that DIY market is remaining quite strong out there. It’s fair to say it is much more difficult to read that data today than it was over the past couple of years, but it still does provide valuable information about where the consumers are coming to Trex from.

Alex Rygiel

Helpful. Thank you.

Operator

The next question comes from Kurt Yinger with D.A. Davidson. Please go ahead.

Kurt Yinger

Great, thanks and good afternoon everyone. You’ve talked a little bit about, I guess, sentiment in the distributor channel, but hoping you could talk a little bit about feedback you’re getting from your contractor base, and what you’re hearing in terms of confidence or visibility into next year around backlogs.

Bryan Fairbanks

Overall, our contractors have been very positive. Now, their backlogs have come down from the peaks, but a lot of our contractors are still carrying backlogs. And of course, this time of season, they would expect to have a shorter backlog. So probably what’s more important is their confidence as they look out towards next year. And a lot of our Trex Pro contractors are still feeling very positive. They’ve got quotes that they’re putting out for installation next year and feel good about where we stand in the repair and remodel sector.

Kurt Yinger

Got it. Okay. That’s helpful. And then lastly, I mean, just given some of the challenges for the industry with channel inventories and maybe a slower growth environment, have you seen anything new in terms of the competitive landscape or any actions on that front?

Bryan Fairbanks

It is an industry where you’ve got three to four dominant players that are out there. I wouldn’t say that we’ve seen anything that we haven’t seen before in this industry. We’ve got good competitors out there, and everybody is looking to take share away from each other. But I think more importantly, the industry understands the largest opportunity is against wood. And that’s where most of the dollars and most of the focus is being applied.

Trex Company, Inc.

Monday, October 31, 2022, 5:00 PM Eastern

Kurt Yinger

Got it. Okay, well appreciate the color and good luck during Q4.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Keith Hughes with Truist. Please go ahead.

Keith Hughes

Thank you. The trucks inventory year-over-year, it’s up pretty substantially. I know there’s a lot of inflation there. Can you talk about where your unit inventory compares to last year?

Bryan Fairbanks

Dennis got balance sheet numbers here. Just from a strategy perspective, we would expect that to be up significantly over last year. Last year, we were still really shipping out every stick that we were manufacturing. So we’ve had low inventories for really the past two and a half years. And I think I’ve mentioned in the past couple of calls to expect to see that inventory get back up to normalized levels through the third quarter, first quarter and third quarter, fourth and then first quarter of next year.

Keith Hughes

Okay. And on raw materials, this is mentioned somewhat earlier, but are you starting to see some of those costs roll over here as we head towards the end of the year?

Bryan Fairbanks

Because it was such a quick shift in how much production, our supply chain still had orders out well into the third quarter. And of course, we’re pulling down production, those raw materials are being used in the back half of the year. So much of what’s coming in is still coming in at that higher price. Probably the biggest thing that we’ve seen a material reduction in cost is going to be on aluminum. We haven’t started receiving any aluminum at that lower cost as of yet. The majority of the recycled materials, there’s been a slight price decrease, but we haven’t seen any significant shift on that at this point. But it is fair to say that inflation has moderated, but we’re not seeing a big rush to deflation right now.

Keith Hughes

Okay, thank you.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Phil Ng with Jefferies. Please go ahead.

Phil Ng

I guess, Bryan, what’s your channel partners’ early read on demand heading into 2023? And then share gains from wood have really accelerated in the last few years in a moderate recession. Do you see that taking a step back? And how do you think your business generally holds up relative to R&R in that backdrop?

Trex Company, Inc.

Monday, October 31, 2022, 5:00 PM Eastern

Bryan Fairbanks

Our channel partners are extremely pleased that their inventories are going to be right sized as they get through this year. So they enter next year, starting with the right levels of inventory to be able to support the growth that they’re expecting to have or to support the overall market. As I mentioned before, I feel good about that end consumer that they see at this point that there is resiliency in composite decking and remodeling spend. And it’s an important part of their business to make sure that for them to be successful if they have the right inventories to be able to support their customers.

Phil Ng

And how do you see your business holding up in a moderate recession versus R&R?

Bryan Fairbanks

Well, I would say we’re in a moderate recession already in the back half of this year. And I’m not sure that those economic conditions change all that much into next year, and we’ll give you additional guidance on where we see the marketplace as we get to our end of the year earnings.

Phil Ng

Got you. And then you’re talking about potential singles and doubles in terms of channel partner win. I know in the past, there was potentially some opportunity on the retail channel, especially gains on share there, but capacity was constrained. Any line reviews on the horizon we should be aware of that could be a noticeable opportunity for you?

Bryan Fairbanks

Yes, Home Depot did have a line review this year, and any announcements related to that line review would be handled by the customer before anybody else were to announce anything.

Phil Ng

Okay. But there’s nothing that you have to note at this point that we should be aware of?

Bryan Fairbanks

Nothing to add at this point.

Phil Ng

Okay. Alright, thanks.

Operator

The next question comes from Matt Bouley with Barclays. Please go ahead.

Matt Bouley

On the topic of pricing and promotions, I think last quarter, you said we could expect a return to normal promotional activity occurring this year. And I think you mentioned earlier that there’s not likely to be a new price announcement. And so, if promotions are returning to normal and you don’t have incremental positive price, just curious if you could kind of size what that promotional activity might look like, if it’s happening and sort of what that impact to the top line might be in 2023. Thanks.

Trex Company, Inc.

Monday, October 31, 2022, 5:00 PM Eastern

Bryan Fairbanks

I think the biggest thing that will be noticeable next year is around our accounts receivable. We will go back to more of a normalized dating program where, this year, it’s been a very, very low DSOs. We’ll get back to more of a normalized type program that will result in much higher accounts receivable as we move through the first half of the year and then higher levels of cash flow being generated in the back half of the year. Whereas this year, you saw that cash flow come in on a year-over-year basis in the first and second quarter, which have been very different from the past. Otherwise, from a promotions perspective, we kind of manage it as an overall pot of funds of what are the things that are going to drive the marketplace that are most meaningful for both our distributors, our dealers, as well as, anything that comes through the retail channel.

Matt Bouley

Got it. Okay. That’s helpful. Thanks for that Bryan. And then secondly, on the competitive environment, you guys added some Texas distribution. We know a competitor had announced some distribution expansion in recent weeks. I think, Bryan, you mentioned earlier that your competition is trying to take share from one another. So how do you think about these distribution wins in this environment from a competitive landscape perspective? Is pricing a component that could drive these type of business wins as we think out over the next year?

Bryan Fairbanks

We’ll have to make sure that our distributors are all competitive with each other. And the much more important fact of the Texas distribution gains is that’s a marketplace that is really quite sizable. And we felt that by adding the distributors there, we had the appropriate scale to be able to go after that market opportunity. And when we go back to hitting those singles and doubles, those are great examples of the things that we’re going after.

Matt Bouley

Great. Well, thanks Bryan. Good luck.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Adam Baumgarten with Zelman. Please go ahead.

Adam Baumgarten

Thanks for taking my question. Happy Halloween. I guess, just maybe on the…it’s been probably four, five years from what I understand, but are you seeing a return to kind of the historical winter discounting maybe as you try to move some of the inventory?

Bryan Fairbanks

Even as we’ve gone through the past couple of years, there have been early buy programs. And I expect there will be some form of a program to ensure that the channel holds the inventory that they need to hold early in the season. I talked earlier a little bit about the seasonal nature of this business. It is important that, that product get out and get close to the consumer as we exit the first quarter of the year. So there will be programs as we’ve seen in the prior years to incent that behavior.

Trex Company, Inc.

Monday, October 31, 2022, 5:00 PM Eastern

Adam Baumgarten

Okay. Got it. And then I think you talked about sellout being flattish. Can you give us a sense for point of sale in the retail channel?

Bryan Fairbanks

Point of sale on the retail side has been quite strong. We’ve been very pleased with what we’ve been seeing coming through the retailers during the third quarter.

Adam Baumgarten

Okay, great. Thanks.

Operator

The next question comes from Rafe Jadrosich of Bank of America. Please go ahead.

Rafe Jadrosich

Hi, there. Thanks for taking my question. I just wanted to follow up on your comments on the SG&A outlook for next year. How do we just think about the sensitivity of SG&A to sales growth next year? And then what are some of the moving pieces on variable versus fixed in that SG&A being up as a percent of sales?

Dennis Schemm

Yes. No, that’s a great question, and I think it’s important one to address. So we had a one timer here this year with the employee incentives and commissions being lower this year. So that clearly will have to come back into 2023. In addition, we’re going to ramp up branding spend and some R&D spend as well. You have inflation incurring in health care costs, merit increases, insurance premiums. So when you tie it altogether, we’re probably looking somewhere in that neighborhood of like 15.5% of sales if you would say, like on a $1 billion business, so 15.5% to 16.5% of sales.

Rafe Jadrosich

That’s really helpful. And then just following up on the earlier comment on that you’re producing to $1 billion, understanding that, that’s not guidance, but that $1 billion that you’re producing to, what would that imply for the sellout trend for 2023? Would that be sellout staying consistent or better or worse relative to 2022?

Bryan Fairbanks

Well, the $1 billion from a sellout perspective would be definitely below, but we have the ability, as I mentioned, to be able to add that production back in. What we don’t want to do is get too far ahead of ourselves in this economy right now. We will have the inventory to be able to support the marketplace. As Dennis mentioned, we have highly skilled operators in our plants, and we can add some labor, whether it be full-time or whether it be temporary employees, to be able to increase that to meet what the market demand is and not get ahead of ourselves from an inventory perspective.

Rafe Jadrosich

Okay. So that makes sense. So you’re planning your capacity for sellout to be a little bit lower than where it is today. That’s very helpful. Thank you.

Bryan Fairbanks

Yes, we are planning conservatively right now with the ability to drive higher.

Trex Company, Inc.

Monday, October 31, 2022, 5:00 PM Eastern

Rafe Jadrosich

Very clear. Thank you.

Operator

The next question comes from Dan Oppenheim with Credit Suisse. Please go ahead.

Dan Oppenheim

Thanks very much for that. You talked about pricing in terms of not needing much in the way of pricing in 2023. Wondering sort of how you think about that in terms of expectations on the cost side and where you think that leads to margins in terms of your content to pricing there.

Bryan Fairbanks

Well, what we said is that we’ve seen inflation moderate at this point. I’d love to see an economy where we start to see some true deflation out there, but I’m not necessarily seeing signs of it. If we were to see an economy where deflation is to the same extent of what we saw inflation, you could see some pricing changes out there. But right now, I think quite a bit of the inflation that’s out there is going to be sticky, but we will see the percentages of inflation decreased quite significantly. We’ve already seen it in our business, and I expect it’ll moderate even further as we move into next year.

Dan Oppenheim

Great. Thanks. And I guess follow-up, in terms of production, you talked about that number in terms of $1 billion, and then thinking about capacity coming online, but you talked about it being modular. How are you thinking of just being very slow in bringing that on if we end up at that sort of $1 billion or thereabouts level? How do you think about sort of when you would then be bringing that on? And what are you expecting in terms of actions from others?

Bryan Fairbanks

It would all be about the timing and the pace of the investment as to when we’re bringing that capacity on. We have the ability to pull forward. We have the ability to push back as well. We’ll give additional details on that at the end of the year.

Dan Oppenheim

Great. Thank you.

Operator

The next question comes from Michael Rehaut of JP Morgan. Please go ahead.

Michael Rehaut

Thanks. I appreciate you taking my questions. First, I just wanted to verify that, and I apologize if this is something that you kind of hit on earlier, but when we’re to think of the sales in this past quarter as well as 4Q, that you’re still thinking that the inventory destock for each period, it represents roughly $100 million of a hit to sales. Is that still how you’re thinking about that impact in 3Q and 4Q?

Dennis Schemm

I think that we saw a greater destock in Q3 than we’ll see in Q4. We probably got around $140 million to $160 million out in Q3. So we’re well along the way. And that’s why it gives us a lot of confidence to say that recalibration will be done by the end of the year.

Trex Company, Inc.

Monday, October 31, 2022, 5:00 PM Eastern

Michael Rehaut

Okay. So, but then still, you’re talking about an expectation for roughly $200 million for the full period?

Dennis Schemm

For the full back half. That’s correct.

Michael Rehaut

Okay. So if I’m to play with those numbers and assuming that you had maybe, as I think has been discussed earlier, $50 million of billed in last year’s fourth quarter, that would point to potentially the market being or your core growth, you kind of add back 50 to your outlook for this year and take out 50 from your base from last year, would point to the core growth being down maybe 5% to 10%. I want to know if that’s something that fits with the way you’re seeing it and if that’s also how we should be thinking of perhaps how the market is trending in the fourth quarter.

Dennis Schemm

Well, the way we were looking at this, and we talked about this pretty extensively in Q2, that back half of 2021, right? So we probably had something like $630 million in sales. We built $100 million worth of inventory, though, right? So we are estimating our sellout at the end of 2021, roughly speaking, around $540 million. You fast forward to 2022 in the back half, we have $375 million in sales, roughly speaking, $200 million of destock. So when you put that together there, I mean, you’re roughly again flat on a sellout basis year-on-year. Yes, there’s some price, there’s some mix, but that’s how we’re looking at it.

Operator

This concludes our question and answer session. I would like to turn the conference back over to Bryan Fairbanks for any closing remarks.

CONCLUSION

Bryan Fairbanks

Thank you for your questions and your attendance on today’s call. We look forward to speaking with many of you during the quarter at conferences and other events. Have a great evening. Thanks.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

Trex Company, Inc.

Monday, October 31, 2022, 5:00 PM Eastern